Exhibit 23.5

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated February 27, 2014, with respect to the consolidated financial statements of Regency Energy Partners LP included in the Annual Report of Energy Transfer Equity, L.P. on Form 10-K for the year ended December 31, 2013. We hereby consent to the incorporation by reference of said report in the Registration Statements of Energy Transfer Equity, L.P. on Forms S-3 (File No. 333-192327 and File No. 333-146300) and on Form S-8 (File No. 333-146298).

/s/ GRANT THORNTON LLP

Dallas, Texas
February 27, 2014